Exhibit 99(b)

UNCONSOLIDATED JOINT VENTURES OF THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2005
(in thousands)

	Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Land	Buildings, Improvements, and Equipment	Cost Capitalized Subsequent to Acquisition	Land	BI&E	Total		Accumulated Depreciation (A/D)	Total Cost Net of A/D	Encumbrances		Date of Completion of Construction or Acquisition	Depreciable Life
Shopping Centers:
Arizona Mills, Tempe, AZ	$22,017	$163,473	$6,685	$22,017	$170,158	$192,175		$49,241	$142,934	$139,408		1997	50 Years
Cherry Creek, Denver, CO	55	99,205	75,375	55	174,580	174,635		72,873	101,762	173,984		1990	40 Years
Fair Oaks, Fairfax, VA	7,667	36,043	55,692	7,667	91,735	99,402		42,646	56,756	140,000		1980	55 Years
The Mall at Millenia, Orlando, FL	18,516	183,438	2,559	18,516	185,997	204,513		26,645	177,868	211,004	(1)	2002	50 Years
Stamford Town Center, Stamford, CT	9,538	42,320	25,427	9,538	67,747	77,285		39,437	37,848			1982	40 Years
Sunvalley, Concord, CA	354	65,714	6,044	354	71,758	72,112		44,143	27,969	129,905		1967	40 Years
Waterside Shops at Pelican Bay, Naples, FL	8,531	67,392	184	8,531	67,576	76,107		26,734	49,373			2003	40 Years
Westfarms, Farmington, CT	5,287	38,638	108,205	5,287	146,843	152,130		61,675	90,455	201,417		1974	34 Years
Other:
Peripheral Land	1,547			1,547		1,547			1,547
Construction in process and
development pre-construction costs			26,837		26,837	26,837			26,837

TOTAL	$73,512	$696,223	$307,008	$73,512	$1,003,231	$1,076,743	(2)	$363,394	$713,349

The changes in total real estate assets and accumulated depreciation for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005		2004		2003

Balance, beginning of year	$1,080,482		$1,250,964		$1,248,335
Improvements	67,023		23,117		7,382
Acquisitions			75,918	(3)
Disposals/write-offs	(18,251)		(6,916)		(4,753)
Transfers Out	(52,511	) (4)	(262,601	) (5)

Balance, end of year	$1,076,743	(6)	$1,080,482		$1,250,964	(7)

The changes in accumulated depreciation and amortization for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005	2004		2003

Balance, beginning of year	$(360,830)	$(331,321)		$(287,670)
Depreciation for year	(38,616)	(43,486)		(48,404)
Acquisitions		(22,634	) (3)
Disposals/write-offs	9,460	6,916		4,753
Transfers Out	26,592 (4)	29,695	(5)

Balance, end of year	$(363,394)	$(360,830)		$(331,321	) (7)

(1)	Includes a term loan of $1,004, secured by certain equipment.
(2)	The unaudited aggregate cost for federal income tax purposes as of December 31, 2005 was $1.238 billion.
(3)	Includes costs relating to the purchase of a 25% interest in Waterside Shops at Pelican Bay, which became an Unconsolidated Joint Venture in 2003.
(4)	Includes costs relating to Woodland, which was sold in 2005.
(5)	Subsequent to TRG’s July 1, 2004 purchase of a joint venture partner’s interest, the accounts of International Plaza are no longer included in these combined financial statements.
(6)	Excludes costs related to the investment in The Pier at Caesars, which is currently under construction.
(7)	Excludes costs relating to a 25% ownership interest in Waterside Shops at Pelican Bay, which was acquired in December 2003.